HC CAPITAL TRUST
RULE 18f-3 MULTI-CLASS PLAN
(Adopted December 10, 2009)
I. Introduction.
In accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the following Multiple Class Plan (the “Plan”) specifies the differences among each individual class of shares of the series of investment funds of HC Capital Trust (the “Trust”) and sets forth the separate arrangements for allocating expenses among each class of shares that may be issued under the Trust’s multiple class distribution structure.
The Trust is an open-end series investment company registered under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended. The Trust currently offers fifteen (15) series and has provided for offering additional series in the future (each, a “Series”).
As of the date hereof, the Trust elects to offer multiple classes of shares in each of its Series pursuant to the provisions of Rule 18f-3 and this Plan. Each share in a Series will represent an equal pro rata interest in the underlying assets of the respective Series.
This Plan shall become effective when filed with the Securities and Exchange Commission (the “SEC”).
II. General.
The Trust reserves the right to increase, decrease or waive the front-end sales charge (the “Load”) and any contingent redemption charge (“CR”) imposed on any existing or future classes of shares within the ranges permissible under applicable rules and regulations of the SEC and the rules of the Financial Industry Regulatory Authority (“FINRA”), as such rules and regulations may be amended, modified or adopted from time to time. As described more fully herein, the Trust currently intends to issue HC Advisors Shares of each of its Series. The Trust may in the future alter the terms of existing classes or create new classes, and may increase or waive shareholder account fees with respect to any and all individual accounts in each of its Series, in each case in compliance with applicable rules and regulations of the SEC and FINRA.
III. Allocation of Expenses.
Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Series (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares (to the extent such expenses actually vary among each class of shares or vary by types or degrees of services provided to each class of shares) in any Series:

(i)	transfer agent fees identified by the transfer agent as being attributable to such class of shares;

(ii)	printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

(iii)	blue sky and SEC registration or qualification fees incurred by such class of shares;

(iv)	the expenses of administrative personnel and services as required to support the shareholders of such class of shares;

(v)	litigation or other legal expenses relating solely to such class of shares;

(vi)	Trustees’ fees incurred as a result of issues relating to such class of shares; and

(vii)	other expenses that are subsequently identified and determined to be properly allocated to such class of shares.
IV. Class Arrangements.
The following summarizes features of each class of shares for each Series. Additional details regarding such fees and services are, or shall be, set forth in the Trust’s current Prospectus.
1. HC Strategic Shares: Available for purchase only by advisory clients of HC Capital Solutions
     For each Series:
a.	Maximum Sales Charge: None.

b.	Contingent Redemption Charges: None.

c.	Rule 12b-1 Fees: None

d.	Shareholder Services Fee: None.

e.	Exchange Privileges: None.

f.	Maximum Annual Shareholder Account Fee: None.

g.	Minimum Initial Investment: None.

h.	Minimum Account Size: $5000 (which may be waived at the discretion of the Trust).
2. HC Advisors Shares: Available for purchase by intermediaries acting on behalf of their customers. Intermediaries offering HC Advisors Shares will be required to enter into a Shareholder Servicing Agreement with HC Capital Solutions in which the intermediary agrees to provide certain services to their customers who are invested in HC Advisors Shares. Services provided by such intermediaries may include (i) aggregating and processing purchase and redemption requests from customers and placing net purchase and redemption orders with the

Trust’s transfer agent, (ii) providing customers with a service that invests assets of their accounts in HC Advisors Shares, (iii) processing dividend payments from the particular Portfolio on behalf of customers, (iv) providing information periodically to customers showing their positions in HC Advisors Shares, (v) arranging for bank wires, (vi) responding to customer inquiries relating to the services being provided by the intermediary or relating to HC Advisors Shares, (vii) providing sub-accounting with respect to HC Advisors Shares beneficially owned by customers or the information necessary for sub-accounting, (viii) forwarding shareholder communications from the particular Portfolio (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution and tax notices) to customers if required by law, and (ix) other similar services if requested by the particular Portfolio.
No fee will be payable by the Trust to an intermediary under a Shareholder Servicing Agreement.
     For each Series:
a.	Maximum Sales Charge: None

b.	Contingent Early Redemption Charges: None.

c.	Rule 12b-1 Fees: 25 bps.

d.	Shareholder Services Fee: None.

e.	Exchange Privileges: None.

f.	Maximum Annual Shareholder Account Fee: None.

g.	Minimum Initial Investment: None.

h.	Minimum Account Size: $5000 (which may be waived at the discretion of the Trust).
V. Net Asset Value.
Under the Plan, all expenses incurred by the Trust will continue to be allocated among the various classes of shares based upon the net assets of the Trust attributable to each class, except that shares of a particular class will continue to bear the class expenses incurred by such class. Consequently, the net income of, and the dividends payable with respect to, each particular class would generally differ from the net income of, and the dividends payable with respect to, the other classes of shares of a particular Series. Therefore, the net asset value per share of the classes will differ at times. Expenses of a Series allocated to a class of shares will continue to be borne on a pro rata basis by each outstanding share of that class.

VI. Compensation for Distributors.
As described more fully in the Trust’s Prospectus, various persons who assist and/or arrange for the sale of shares of any Series through differing distribution channels may be compensated differently depending on the class of shares an investor chooses, as set forth above.
VII. Conflicts of Interest.
The Trust does not believe that the implementation of the Plan will give rise to any conflicts of interest. The Board of Trustees will continue to monitor the Trust, on an ongoing basis, for the existence of any material conflicts among the interests of the holders of the various classes of shares and will take any action reasonably necessary to eliminate any such conflicts that may develop. The Trust also believes that the interests of the various classes of shares as to the investment advisory fees of the Trust are the same and not in conflict. These fees are used to compensate the Trust’s investment adviser for providing investment advisory services that are common to all investors, regardless of the class of shares.
VIII. Board Review.
The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Trust’s Board of Trustees, including a majority of the Trustees that are not “interested persons” of the Trust, as defined in the Act, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Trust expenses), is in the best interest of each class of shares of any Series individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address, among other issues, the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another.
In making its initial determination to approve this Plan, the Board has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.
This Plan has been approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Trust (all Trustees collectively, the “Trustees”).The Trustees have concluded that this Plan, including the expense allocation, is in the best interests of each class individually and the Trust as a whole. The Trustees have made this determination after requesting and evaluating such information as reasonably necessary to evaluate this Plan. This Plan is intended to conform to Rule 18f-3 and Rule 6c-10 under the 1940 Act and any inconsistencies shall be read to conform with such Rules.
Revised March 8, 2010 — to add the class names and to reflect Trust name change.